ELSTER Group SE

ELSTER LONG TERM INCENTIVE PLAN

Adopted by the Administrative Board (Verwaltungsrat)

of Elster Group SE

with effect as of September 30, 2010

and amended by written resolution of the Administrative Board circulated on March 7, 2012

The Plan is a discretionary benefit offered by Elster Group SE for the benefit of its employees and its Managing Directors (geschäftsführende Direktoren) as well as for members of management bodies and employees of its subsidiaries. Its main purpose is to increase the interest of the participants in Elster Group SE's long term business goals and performance. The Plan is an incentive for the participants' future performance and commitment to the goals of Elster Group SE.

Shares received under the Plan, any cash received under the Plan and any gains obtained under the Plan are not part of salary for any purpose except to any extent required by law.

The Plan is being offered for the first time in 2010 in selected countries and the competent bodies of Elster Group SE and its subsidiaries shall have the right to decide, in their sole discretion, whether or not further awards will be granted in the future and to which individuals those awards will be granted.

The detailed rules of the Plan are set out overleaf.

1.	DEFINITIONS AND INTERPRETATION

1.1	In the Plan, unless the context otherwise requires:

"American Depositary Shares" or "ADS" means the U.S. dollar denominated vehicle for the Company to list its ordinary shares on the NYSE. Each ADS represents one-fourth of an underlying ordinary share in the Company and confers full rights of ownership to the underlying share in such proportion which is held on deposit by a custodian bank on behalf of Deutsche Bank Trust Company Americas, as depositary under the Deposit Agreement among the Depositary, the Company and the holders from time to time of the ADSs, subject to limitations on the exercise of rights attaching to fractional shares;

"Award" means a conditional right to acquire Shares granted under the Plan;

"Board" means the administrative board (Verwaltungsrat) of the Company;

"Company" means Elster Group SE with its registered offices in Essen and registered with the commercial register at the Local Court of Essen under HRB 22030;

"Change of Control" means an event that will be deemed to have occurred upon the consummation of any transaction the result of which is that any "person" or "group" becomes the direct or indirect "beneficial owner" of shares or ADSs of the Company representing more than 30% of the voting power of the Company's nominal share capital. For purposes of this definition (i) "person" and "group" shall have the meanings given to them for purposes of Sections 13(d)(3) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision, and (ii) a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act or any successor provision;

"Depositary" means Deutsche Bank Trust Company Americas;

"Early Vesting Date" means either:

(a)	the later of

(i)	the date of cessation of employment of a Participant in the circumstances referred to in Rule 9.1 (Good leavers) and

(ii)	early determination of any Performance Condition relating to such cessation; or

(b)	the date of disclosure referred to in Rule 10.1 (Change of Control), the date of the relevant event in Rule 10.2 (Liquidation of Company) or the date of Vesting referred to in Rule 10.3 (Mergers, divestitures and similar events);

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

"Grant Date" means the date on which an Award is granted (i.e., the date on which the Company executes the notice pursuant to Rule 3.3);

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"Managing Directors" means the managing directors (geschäftsführende Direktoren) of the Company;

"Normal Vesting Date" means the date on which an Award Vests under Rule 5.1 (Timing of Vesting: Normal Vesting Date);

"NYSE" means the New York Stock Exchange;

"NYSE Rules" means the rules issued by the NYSE under a delegation of authority from the US Securities and Exchange Commission;

"Participant" means a person who holds an Award;

"Participating Company" means the Company or any company controlled by the Company, i.e. where the Company has the power to secure, by means of the holding of voting rights in relation to that other company, as a result of any powers conferred by the by-laws, articles of association or other document regulating that other company, or by other means, that the affairs of the other company are conducted in accordance with the Company's wishes;

"Performance Condition" means a condition related to performance which is specified by the Responsible Body under Rule 3.1 (Terms of grant);

"Plan" means the Elster Long Term Incentive Plan as amended from time to time;

"Responsible Body" means the Board (in plenum) to the extent that decisions under the Plan with respect to Managing Directors are concerned and the compensation committee of the Board (or the Board (in plenum) if it resolves to act in lieu of the compensation committee) to the extent that decisions under the Plan with respect to other individuals eligible for Awards under the Plan are concerned unless provided to the contrary in the Plan or in any Performance Condition;

"Rule" means a rule of the Plan;

"Section 409A" means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, or any successor provision, and regulations promulgated thereunder;

"Shares" means American Depositary Shares or shares in the capital of the Company, as the Board shall from time to time determine;

"Tax Liability" means any amount of tax (including withholding tax) or social security contributions for which a Participant would or may be liable in any jurisdiction and for which any Participating Company or former Participating Company would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

"Vest" means in relation to an Award, a Participant becoming entitled to have Shares issued or transferred to him (or his nominee) subject to the Rules; and Vesting shall be construed accordingly;

"Vested Shares" means those Shares in respect of which an Award Vests.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

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1.3	Where the context admits, a reference to the singular includes the plural and a reference to the male includes the female.

1.4	Expressions in italics and headings are for guidance only and do not form part of the Plan.

2.	ELIGIBILITY

An individual is eligible to be granted an Award only if he is a Managing Director or an employee of the Company, or a member of a management body or an employee of another Participating Company.

3.	GRANT OF AWARDS

3.1	Terms of grant

Subject to Rule 3.5 (Approvals and consents) and Rule 4 (Limits), the Responsible Body may, within a period of 30 days

(a)	commencing with the Company's announcement of its results for the financial year;

(b)	after the employment or appointment of new Managing Directors or employees of the Company, or members of a management body or employees of another Participating Company with respect to such persons;

(c)	commencing with the first trading day of the Shares at the NYSE; or

(d)	in exceptional circumstances as determined in the sole discretion of the Responsible Body, upon the decision of the Responsible Body and commencing with the announcement of the Company's next interim results following such decision resolve to grant an Award on:

(a)	the terms set out in the Plan; and

(b)	such additional terms (whether a Performance Condition and/or any other terms) as the Responsible Body may specify to any person who is eligible to be granted an Award under Rule 2 (Eligibility).

3.2	Duration of Plan

An Award may not be granted after 29 September 2020.

3.3	Method of grant

An Award shall be granted by a notice executed by the Company and countersigned by the Participant, specifying the details of the Award, in particular the number of Shares and the Performance Conditions, and containing an acknowledgment of the Participant that the Award will be subject to the Plan and its Rules.

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Every Award notice shall also contain a clause in bold letters in which the Participant consents – by separately countersigning such clause – to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan, including:

(a)	providing personal data to any Participating Company and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;

(b)	processing of personal data by any such Participating Company or third party;

(c)	transferring personal data to a country outside the European Economic Area if this country has data protection laws equivalent to those prevailing in the European Economic Area; and

(d)	providing personal data to potential purchasers of the Company.

3.4	Method of satisfying Awards

Unless specified to the contrary by the Responsible Body on or before the Grant Date, an Award may be satisfied:

(a)	by the issue of new Shares; and/or

(b)	by the transfer of treasury Shares; and/or

(c)	by the transfer of Shares (other than the transfer of treasury Shares).

The Responsible Body may decide to change the way in which it is intended that an Award may be satisfied after it has been granted, including, inter alia, by the payment of a cash equivalent pursuant to Rule 7.

3.5	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent that may be required under the NYSE Rules or the rules and regulations of any other exchange on which the shares of the Company may be listed, any relevant policies of the Company regarding trading in the Company's own securities or any other relevant legislation or regulation in any relevant jurisdiction.

3.6	Non-transferability and bankruptcy

An Award granted to any person:

(a)	shall not be transferred, assigned, pledged, charged or otherwise disposed of (except on the death of the person) and shall lapse immediately on any attempt to do so; and

(b)	shall lapse immediately if bankruptcy or insolvency proceedings are initiated against the person by a court or other governmental body.

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4.	LIMIT

4.1	Share limit

Subject to any adjustment to this limit made under Rule 11 (Adjustments), the number of Shares reserved for issuance or transfer to Participants under the Plan is 7,405,000 ADS.

If an Award lapses without the issuance or transfer of Shares or of such other consideration in lieu of Shares as is contemplated under the Rules, the relevant number of Shares in respect of which the Award lapses shall not count towards the limit in this Rule 4.1 and shall again be available for grant under the Plan.

4.2	Individual limit

Unless, in exceptional circumstances, the Responsible Body determines otherwise, the maximum total market value of Shares (calculated as set out in this Rule) as to which Awards may be granted to any person eligible under the Plan during any financial year of the Company is 400% of his salary (as defined in this Rule).

For the purpose of this Rule 4.2:

(i)	a person's salary shall be taken to be his annual base salary (excluding benefits in kind), payable by the Participating Companies to him, based upon the contractual arrangements in effect on the Grant Date (or such earlier date as the Responsible Body shall determine). Where a payment of salary is made in a currency other than US$, the payment shall be treated as equal to the equivalent amount of US$ determined by using any rate of exchange which the Responsible Body may reasonably select; and

(ii)	the market value of the Shares as to which an Award is to be granted shall be taken to be an amount equal to the closing share price of such Shares on the NYSE on the dealing day before the Grant Date or, if the Responsible Body so determines, the average of the closing share prices during a period determined by the Responsible Body not exceeding the period of 5 dealing days ending with the dealing day before the Grant Date provided such dealing day(s) do not fall within any period when dealings in Shares are prohibited under the Company's share dealing code.

4.3	Effect of limits

Any Award shall be limited and take effect so that the limits in this Rule 4 are complied with.

5.	VESTING OF AWARDS

5.1	Timing of Vesting: Normal Vesting Date

Subject to Rule 5.2 (Extent of Vesting), Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 5.6 (Scale-back), an Award shall Vest on the later of:

(a)	if any Performance Condition and any other condition has been imposed on the Vesting of the Award, the date on which the Responsible Body determines whether or not such Performance Condition and other condition has been satisfied (in whole or part); and

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(b)	the 4th (fourth) anniversary of the Grant Date

as the Normal Vesting Date, except where earlier Vesting occurs on an Early Vesting Date under Rule 9 (Leavers) or Rule 10 (Takeovers and other corporate events).

5.2	Extent of Vesting

Subject to Rule 5.6 (Scale-back), an Award shall only Vest to the extent:

(a)	that any Performance Condition and any other condition is satisfied on the Normal Vesting Date or, if appropriate, the Early Vesting Date;

(b)	permitted by any other term imposed on the Vesting of the Award; and

(c)	in relation to Vesting before the Normal Vesting Date, as permitted by Rules 9.3 and 10.5 (Reduction in number of Vested Shares).

Where, under Rule 9 (Leavers) or Rule 10 (Takeovers and other corporate events), an Award would (subject to the satisfaction of any Performance Condition and any other condition) Vest before the Normal Vesting Date then, unless provided to the contrary by the Performance Condition, the extent to which the Performance Condition has been satisfied in such circumstances shall be determined by the Responsible Body, acting reasonably.

5.3	Restrictions on Vesting: regulatory and tax issues

An Award shall not Vest unless and until the following conditions are satisfied:

(a)	the Vesting of the Award, and the issue or transfer of Shares after such Vesting, would be lawful in all relevant jurisdictions and in compliance with the NYSE Rules, the share dealing code of the Company and any other relevant regulation or enactment in any relevant jurisdiction;

(b)	if, before or on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting and the Responsible Body decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 5.4 (Tax Liability before Vesting) or Rule 5.5 (Tax Liability on Vesting) then the Participant must have entered into arrangements acceptable to the Responsible Body that the relevant Participating Company will receive the amount of such Tax Liability; and

(c)	the Participant has entered into such arrangements as the Responsible Body requires (and where permitted in the relevant jurisdiction) to satisfy a Participating Company's liability to social security contributions in respect of the Vesting of the Award.

For the purposes of this Rule 5.3, references to Participating Company include any former Participating Company.

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5.4	Tax Liability before Vesting

If a Participant will, or is likely to, incur any Tax Liability before the Vesting of an Award then that Participant must enter into arrangements acceptable to any relevant Participating Company to ensure that the relevant Participating Company receives the amount of such Tax Liability to the extent it is required to pay the Tax Liability before Vesting under mandatory law. If no such arrangement is made then the Participant shall be deemed to have authorised the Company to sell or procure the sale of sufficient Shares on or following the Vesting of his Award on his behalf to ensure that the relevant Participating Company receives the amount required to discharge the Tax Liability (including interest accrued on such amount at the rate determined by the Responsible Body if the Participating Company has to pay the Tax Liability before Vesting).

For the purposes of this Rule 5.4, references to Participating Company include any former Participating Company.

5.5	Tax Liability on Vesting

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the Vesting of his Award on his behalf to ensure that any relevant Participating Company or former Participating Company receives the amount required to discharge the Tax Liability which arises on Vesting except to the extent that the Responsible Body decides that all or part of the Tax Liability shall be funded in a different manner.

5.6	Scale-back

(a)	Notwithstanding any Rule to the contrary, if at any time following the grant of an Award:

(i)	the actual or prospective results or accounts or consolidated accounts of any company, business or undertaking used to determine the total number of Shares as to which an Award is granted or to measure the Performance Conditions applying to an Award are found to be incorrect or required to be restated, for example, for a correction of an error as defined by any applicable accounting standard; or

(ii)	in determining the total number of Shares as to which an Award is granted or the basis on which the Performance Conditions applying to an Award is measured, the Responsible Body relied on assumptions or facts which it subsequently discovers to be incorrect or misrepresented the Responsible Body may cancel or reduce an Award to such extent as it reasonably considers appropriate in the circumstances and where Vested Shares in respect of an Award to which this Rule applies have already been issued or transferred to the Participant, that Participant may be required to retransfer such number of Shares to the Company as the Responsible Body shall determine.

(b)	Notwithstanding any Rule to the contrary, if the Responsible Body – based on an opinion by an external compensation advisor or other competent external expert – determines that the extent of Vesting of an Award under Rule 5.2 above results from an extraordinary unforeseen development, the Responsible Body may reduce the level of Vesting to such a level as it reasonably considers appropriate in the circumstances (which, for the avoidance of doubt, may be zero), provided that no reduction is permissible if and to the extent the Performance Condition provides for interim performance targets that have already been met before the occurrence of the extraordinary unforeseen development.

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(c)	Notwithstanding any Rule to the contrary, the Responsible Body may reduce the extent of Vesting of an Award under Rule 5.2 to ensure that the Vesting would be lawful in all relevant jurisdictions and in compliance with the NYSE Rules, the share dealing code of the Company and any other relevant regulation or enactment in any relevant jurisdiction.

6.	CONSEQUENCES OF VESTING

6.1	Issuance or transfer of Shares

On or as soon as reasonably practicable after the occurrence of the Normal Vesting Date or an Early Vesting Date with respect to an Award, as applicable, the Responsible Body shall, subject to Rule 5.4 (Tax Liability before Vesting), Rule 5.5 (Tax Liability on Vesting) and any arrangement made under Rules 5.3(b) and 5.3(c) (Restrictions on Vesting: regulatory and tax issues), arrange for the issue or transfer or procure the issue or transfer of the Vested Shares to the Participant (or a nominee for him).

7.	CASH ALTERNATIVE

7.1	Responsible Body determination

Where an Award Vests and the Vested Shares have not yet been issued or transferred to the Participant (or his nominee), the Responsible Body may determine that, in substitution for his right to acquire the Vested Shares or part of the Vested Shares (in full and final satisfaction of his right to acquire those Shares), he shall be paid by way of additional income a sum equal to the cash equivalent (as defined in Rule 7.3) of that number of Shares in accordance with the following provisions of this Rule 7.

7.2	Limitation on the use of this Rule

Rule 7.1 shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of Rule 7.1 would cause:

(a)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption; or

(b)	adverse tax or social security contribution consequences for the Participant or any Participating Company as determined by the Responsible Body provided that this Rule 7.2 shall only apply if its application would prevent the occurrence of a consequence referred to in (a) or (b) above.

7.3	Cash equivalent

For the purpose of this Rule 7, the cash equivalent of a Share is the market value of a Share on the day when the Award Vests.

Market value on any day shall be determined as follows:

(a)	if on the day of Vesting, Shares are quoted on the NYSE, the closing share price of a Share on the NYSE on that day; or

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(b)	if Shares are not so quoted, such value of a Share as the Responsible Body reasonably determines.

7.4	Payment of cash equivalent

As soon as reasonably practicable after the Responsible Body has determined under Rule 7.1 that a Participant shall be paid a sum in substitution for his right to acquire any Vested Shares the Company shall pay to him or procure the payment to him of that sum in cash.

7.5	Deductions

There shall be deducted from any payment under this Rule 7 such amounts (on account of Tax Liabilities) as may be required by law or as the Responsible Body may reasonably consider to be necessary or desirable.

8.	LAPSE OF AWARDS

8.1	General provisions

An Award shall lapse:

(a)	in accordance with the Rules; or

(b)	to the extent it does not Vest under the Rules.

9.	LEAVERS

9.1	Good leavers before the Normal Vesting Date

If a Participant ceases to be a Managing Director or an employee of the Company, or a member of a management body or an employee of another Participating Company before the Normal Vesting Date by any other reason than those set forth below under Rule 9.2 (Bad Leaver), in particular (but without limitation) by reason of:

(a)	death;

(b)	retirement with the agreement of the Responsible Body, taking into account the laws and regulations governing retirement in the relevant jurisdictions;

(c)	ill health, injury or disability evidenced to the satisfaction of the Responsible Body;

(d)	termination by the Participant for good cause for which the Company or another Participating Company is responsible; or

(e)	his office or employment being with either a company which ceases to be a Participating Company or relating to a business or part of a business which is transferred to a person who is not a Participating Company then, with respect to a Participant who is not subject to US taxation (a "Non-US Participant")

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(i)	subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 10 (Takeovers and other corporate events), his Award shall Vest on the Normal Vesting Date and Rule 9.3 (Leavers: reduction in number of Vested Shares) shall apply; unless

(ii)	the Responsible Body decides that, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), his Award shall Vest on the date of cessation and Rule 9.3 (Leavers: reduction in number of Vested Shares) shall apply, and with respect to a Participant who is subject to US taxation (a "US Participant"),

(i)	subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 10 (Takeovers and other corporate events), his Award shall Vest on the Normal Vesting Date and Rule 9.3 (Leavers: reduction in number of Vested Shares) shall apply; unless

(ii)	the Participant ceases to be a Managing Director or an employee of the Company, or a member of a management body or an employee of another Participating Company by reason of death or disability within the meaning of Section 409A in which case his Award shall Vest on the date of cessation and Rule 9.3 (Leavers: reduction in number of Vested Shares) shall apply.

9.2	Bad Leaver

(a)	Subject to Rule 9.2(b), if a Participant ceases to be a Managing Director or an employee of the Company, or a member of a management body or an employee of another Participating Company by reason of:

(i)	termination by the Participant except for:

(aa)	good cause for which the Company or another of the Participating Companies is responsible; or

(bb)	with the agreement of the Responsible Body;

(ii)	termination by the Company or another Participating Company for good cause for which the Participant is responsible other than by reason of ill health, injury or disability evidenced to the satisfaction of the Responsible Body (e.g., breach of duties, incapability, breach of a non-compete obligation); or

(iii)	expiration of the Participant's service contract and/or appointment for office and the Participant does not accept an offer of a new service agreement and/or a re-appointment on at least the same financial terms and otherwise on substantially the same terms as under the relationship expiring (such Participant being a "Bad Leaver"), then any Award held by him shall lapse immediately on such cessation and he shall have no further rights with respect to such Award (for the avoidance of doubt, this also includes any portion of an Award that is subject to interim performance targets under the applicable Performance Condition, irrespective of whether any of the interim performance targets has already been met).

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(b)	Notwithstanding Rule 9.2(a), if a Participant is a Bad Leaver after the third anniversary of the Grant Date and before the fourth anniversary of the Grant Date and his Award is subject to a Performance Condition which in the ordinary course of events is to be measured over a three-year period then that Award shall only lapse in accordance with Rule 9.2(a) if the Participant is a Bad Leaver by virtue of circumstances falling within Rule 9.2(a)(ii). For the avoidance of doubt, if a Participant holding such an Award is a Bad Leaver by virtue of circumstances falling within Rule 9.2(a)(i) or Rule 9.2(a)(iii) his Award shall remain in existence on its subsisting terms.

9.3	Leavers: reduction in number of Vested Shares

Where an Award Vests on or after a Participant ceasing to be a Managing Director or an employee of the Company, or a member of a management body or employee of another Participating Company, the Responsible Body shall determine the number of Vested Shares of that Award by the following steps:

(a)	determining whether and to what extent any Performance Condition and any other condition imposed on the Vesting of the Award has been satisfied; and

(b)	applying a pro rata reduction to the number of Shares determined under Rule 9.3(a) based on the period of time after the Grant Date and ending on the date of cessation relative to a period of:

(i)	in respect of Awards granted before 21 February 2012, 4 (four) years commencing with the Grant Date; or

(ii)	in respect of Awards granted on or after 21 February 2012, 3 (three) years commencing with the Grant Date unless the Responsible Body, acting reasonably, decides that the reduction in the number of Vested Shares under Rule 9.3(b) for the Award is inappropriate in any particular case when it shall increase the number of Vested Shares of the Award to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 9.3(a) for the Award and provided that the increase is lawful in the relevant jurisdictions.

If an Award Vests under any of Rules 10.1 to 10.5 when the holder of that Award has ceased to be a Managing Director or an employee of the Company, or a member of a management body or an employee of another Participating Company then this Rule 9.3 shall take precedence over Rule 10.5.

9.4	Meaning of ceasing employment

A Participant shall not be treated for the purposes of this Rule 9 as ceasing to be a Managing Director or an employee of the Company, or a member of a management body or an employee of another Participating Company until such time as he is no longer a Managing Director or an employee of the Company, or a member of a management body or an employee of another Participating Company. Accordingly, for employees only the termination (Beendigung) of the employment agreement shall be determinative but not any suspension (Freistellung) and for Managing Directors and members of a management body (if applicable) of another Participating Company the termination of office shall be determinative but not the termination of any underlying service agreement.

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The reason for the termination of office or employment of a Participant shall be determined by reference to Rules 9.1 and 9.2 regardless of whether such termination was lawful or unlawful.

9.5	Death following cessation of employment

If a Participant dies following cessation of employment or office in circumstances where his Award did not lapse but it has not Vested by the time of his death, it shall Vest immediately on his death to the extent determined by reference to the time of cessation in accordance with Rule 9.1(ii) (for both US- and Non-US Participants).

10.	TAKEOVERS AND OTHER CORPORATE EVENTS

10.1	Change of Control

If any person (or group of persons acting in concert) is intending to undertake or consummate a transaction that will result in a Change of Control then

(a)	all Awards shall, subject to Rule 10.4 (Internal reorganisations), Rule 10.6 (Takeover and other corporate events: US Participants) and Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), Vest on the date such transaction is disclosed to the public by the person(s) intending to undertake such transaction or by the Company, conditional on the occurrence of the Change of Control if they have not then Vested and Rule 10.5 (Corporate events: reduction in number of Vested Shares) shall apply; and

(b)	if an Award Vests and the Change of Control does not occur then the conditional Vesting shall not be effective and the Award shall continue to subsist.

10.2	Liquidation of Company

In the event that the Company is liquidated (aufgelöst), in particular for the reasons set forth in Article 63 of Regulation (EC) 2157/2001 in connection with Section 262 of the German Stock Corporation Act, all Awards shall, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), Rule 10.4 (Internal reorganisations) and Rule 10.6 (Takeover and other corporate events: US Participants) Vest on the date of such event if they have not then Vested and Rule 10.5 (Corporate events: reduction in number of Vested Shares) shall apply.

10.3	Mergers, divestitures and similar events

If a statutory merger, spin-off, divestiture of a material asset or participation, special dividend or other similar event (the "Relevant Event") is proposed which, in the opinion of the Responsible Body, would affect the market price of Shares to a material extent, then the Responsible Body may, acting reasonably, decide - subject to Rule 10.6 (Takeover and other corporate events: US Participants) - that the following provisions shall apply:

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(a)	the Responsible Body shall, as soon as reasonably practicable after deciding to apply these provisions, notify a Participant that, subject to earlier lapse under Rule 9 (Leavers), his Award Vests conditional on the occurrence of such event and in such event the Vested Shares can be issued or transferred to the Participant;

(b)	if an Award Vests and such event does not occur then the conditional Vesting shall not be effective and the Award shall continue to subsist; and

(c)	if the Responsible Body decides that an Award Vests under this Rule 10.3 then the date of that Vesting shall be the Early Vesting Date and the provisions of Rule 10.5 (Corporate events: reduction in number of Vested Shares) shall apply.

If an Award Vests hereunder then this Rule 10.3 shall take precedence over Rule 11.1(b).

10.4	Internal reorganisations

In the event that:

(a)	a company (the "Acquiring Company") is expected to obtain control of the Company as referred to in Rule 10.1 (Change of Control); and

(b)	at least 75% of the shares in the Acquiring Company are expected to be held by substantially the same persons who immediately before the Change of Control of the Company were shareholders in the Company then the Responsible Body, with the consent of the Acquiring Company, may decide before the Change of Control that an Award shall not Vest under Rule 10.1 but shall be automatically surrendered in consideration for the grant of a new award which the Responsible Body determines is equivalent to the Award (including as to any Performance Condition) it replaces except that it will be as to shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 10.4 as if references to Shares were references to shares as to which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

10.5	Corporate events: reduction in number of Vested Shares

If an Award Vests under any of Rules 10.1 to 10.3, the Responsible Body shall determine the number of Vested Shares of that Award by the following steps:

(a)	determining whether and to what extent any Performance Condition and any other condition imposed on the Vesting of the Award has been satisfied; and

(b)	subject to Rule 9.3 (Leavers: reduction in number of Vested Shares), by applying a pro rata reduction to the number of Shares determined under Rule 10.5(a) based on the period of time after the Grant Date and ending on the Early Vesting Date relative to a period of:

(i)	in respect of Awards granted before 21 February 2012, 4 (four) years commencing with the Grant Date; or

(ii)	in respect of Awards granted on or after 21 February 2012, 3 (three) years commencing with the Grant Date unless the Responsible Body, acting reasonably, decides that the reduction in the number of Vested Shares under Rule 10.5(b) for the Award is inappropriate in any particular case when it shall increase the number of Vested Shares of the Award to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 10.5(a) for the Award and provided that the increase is lawful in the relevant jurisdictions.

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10.6	Takeover and other corporate events: US Participants

With respect to US Participants, an Award shall only Vest under any of Rules 10.1 to 10.3 on the Early Vesting Date if and to the extent (a) the triggering event qualifies as a "change in the ownership or effective control" of a corporation" or a "change in the ownership of a substantial portion of the assets of a corporation" as defined in Section 409A, or (b) Vesting on the Early Vesting Date does not otherwise cause any tax to become due under Section 409A. Otherwise, in any of the events specified under Rules 10.1 to 10.3 an Award shall only Vest for US Participants on the Normal Vesting Date and Rule 10.5 (Corporate events: reduction in number of Vested Shares) shall apply mutatis mutandis, including a reduction of the number of Shares based on the period of time after the Grant Date and ending on the Early Vesting Date (applicable to Non-US Participants) relative to a period of:

(a)	in respect of Awards granted before 21 February 2012, 4 (four) years commencing with the Grant Date; or

(b)	in respect of Awards granted on or after 21 February 2012, 3 (three) years commencing with the Grant Date.

11.	ADJUSTMENT OF AWARDS AND SHARE LIMIT

11.1	General rule

In the event of:

(a)	any variation of the share capital of the Company; or

(b)	a statutory merger, spin-off, divestiture of a material asset or participation, special dividend or other similar event which, in the opinion of the Responsible Body, would affect the market price of Shares to a material extent the Responsible Body, acting reasonably, may make such adjustments to the terms and conditions of Awards as it considers appropriate under Rule 11.2 (Method of adjustment) with a view to ensuring that the value of Awards remains unchanged upon the occurrence of such event.1

11.2	Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:

(a)	the number of Shares specified in Rule 4.1 (Share Limit);

[1]	An adjustment to the terms and conditions of Awards may have negative tax consequences for the Participants, particularly for US Participants pursuant to Section 409A.

14

(b)	the number of Shares comprised in an Award; or

(c)	where any Award has Vested but no Shares have been transferred after such Vesting, the number of Shares which may be so transferred.

12.	ALTERATIONS

12.1	General rule on alterations

Subject to Rule 12.3 (Alterations to a Performance Condition), and except as described in Rule 12.2 (Alterations to disadvantage of Participants), the Responsible Body may at any time alter the Plan or the terms of any Award.2

12.2	Alterations to disadvantage of Participants

No alteration to the material disadvantage of Participants (other than a change to any Performance Condition) shall be made under Rule 12.1 unless the alteration is necessary as a result of an extraordinary development relating to the Company or another Participating Company and legally permissible without approval of the relevant Participant, or the respective Participants have approved the alteration to their disadvantage.

12.3	Alterations to a Performance Condition

The Responsible Body – based on an opinion by an external compensation advisor or other competent external expert – may amend any Performance Condition if:

(a)	an event has occurred which causes the Responsible Body reasonably to consider that it would be appropriate to amend the Performance Condition;

(b)	the altered Performance Condition will, in the reasonable opinion of the Responsible Body, be not materially less difficult to satisfy than the unaltered Performance Condition would have been but for the event in question; and

(c)	the Responsible Body shall act reasonably in making the alteration.

13.	MISCELLANEOUS

13.1	Employment

The rights and obligations of any individual under the terms of his office or employment with any Participating Company shall not be affected by his participation in the Plan or any right which he may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from him ceasing to have rights under an Award as a result of such termination; this waiver does not apply in case of wilful or grossly negligent behaviour by the Participating Companies. Participation in the Plan shall not confer a right to continued employment or holding office upon any individual who participates in it. Neither the grant of any individual Award nor the repeated grant of Awards does imply that any further Award will be granted or that a Participant has any right to receive any further Award.

[2]	An alteration of the Plan or the terms of an Award may have negative tax consequences for the Participants, particularly for US Participants pursuant to Section 409A.

15

13.2	Severability

Should any of these Rules be or become partly or entirely invalid or incapable of being enforced, this shall not affect the validity of the remaining Rules. A partly or entirely invalid or unenforceable Rule shall then be replaced by a valid or enforceable provision which comes as close as possible to the Company's original economic intent and purpose underlying the invalid or unenforceable Rule. The same applies if the Rules prove to be incomplete.

13.3	Share rights

All Shares issued or transferred under the Plan shall rank equally in all respects with Shares of the same class then in issue except for any rights attaching to such Shares by reference to a record date before the date of issue or transfer.

Where Vested Shares are transferred to Participants (or their nominee), Participants shall be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer.

13.4	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)	by personal delivery or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a Managing Director or an employee of the Company, or a member of a management body or an employee of another Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Responsible Body determines.

13.5	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

13.6	Governing law

The Plan and all Awards shall be governed by and construed in accordance with the law of Germany and the courts of Germany have exclusive jurisdiction to hear any dispute.

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SCHEDULE

CASH AWARDS

The Rules of the Plan shall apply to a right (a "Cash Award") to receive a cash sum granted or to be granted under this Schedule as if it was a Award, except as set out in this Schedule. Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.

1.	The Responsible Body may grant or procure the grant of a Cash Award.

2.	Each Cash Award shall relate to a given number of notional Shares.

3.	On the Vesting of the Cash Award the holder of that Award shall be entitled to a cash sum which shall be equal to the "Cash Value" of the notional Vested Shares, where the Cash Value of a notional Share is the market value of a Share on the date of Vesting of the Cash Award. For the purposes of this Schedule, the market value of a Share on any day shall be determined in accordance with Rule 7.3 (Cash equivalent).

4.	The cash sum payable under paragraph 3 above shall be paid by the Company as soon as practicable after the Vesting of the Cash Award, net of any deductions (on account of Tax Liabilities) as may be required by law.

5.	For the avoidance of doubt, a Cash Award shall not confer any right on the holder of such an Award to receive Shares or any interest in Shares.

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Elster Group SE

ELSTER LONG TERM INCENTIVE PLAN

PERFORMANCE CONDITIONS

applying to an Award granted on 30 September 2010

There are two performance conditions applying to the Award. 50% of the Award is subject to a performance condition based on cumulative earnings per share (EPS) over the EPS performance period. The other 50% of the Award is subject to a performance condition comparing the Company's total shareholder return against that of a select comparator group of companies over the TSR performance period.

1.	DEFINITIONS

1.1	In these Performance Conditions, the following words and expressions shall have the following meanings:

"Comparator Group"	the companies listed in the appendix to this document, unless paragraph 3.6 below applies, and "member of the Comparator Group" is construed accordingly;

"Earnings Per Share" or "EPS"	for a Financial Year means the [fully diluted] earnings per ordinary share as disclosed in the Company's report and accounts for that Financial Year (but subject to such adjustments as the Board shall determine to be appropriate [which could include but is not limited to adjustments for exceptional items and items from non-continuing operations]);

"EPS Performance Condition"	the performance condition described in paragraph 2 below;

"EPS Performance Period"	subject to paragraph 4 (Curtailment of Performance Periods) below, the period of four Financial Years commencing with the Financial Year in which the Award is granted;

"Financial Year"	a financial year of the Company;

"Net Return Index"	the index that reflects movements in share price over a period plus dividends reinvested on a net basis (without any associated tax credit) in shares on the ex-dividend date (the share price of the Company being the price of an American Depositary Share of the Company ("ADS") at the New York Stock Exchange);

"Performance Conditions"	the EPS Performance Condition and the TSR Performance Condition;

"Total Shareholder Return" or "TSR"	the change in the Net Return Index for a company (as calculated by an independent financial information provider selected by the Board from time to time) over the TSR Performance Period calculated as follows:

where:

For the Company, TSR1 is the [initial public offering price per ADS set forth in the prospectus filed with the U.S. Securities and Exchange Commission in connection with the initial public offering of the ADS in the U.S.]

For each member of the Comparator Group, TSR1 is its average Net Return Index over each weekday (excluding Saturdays) during the three month period ending on the day before the start of the TSR Performance Period;

TSR2 (for both the Company and each member of the Comparator Group) is its average Net Return Index over each weekday (excluding Saturdays) during the three month period ending on the last day of the TSR Performance Period;

"TSR Performance Condition"	the performance condition described in paragraph 3 below;

"TSR Performance Period"	subject to paragraph 4 (Curtailment of Performance Periods) below, the period of four years commencing on the Grant Date of the Award;

"Vest"	means the extent to which an Award may vest under the Plan by reference to the extent to which these Performance Conditions have been satisfied and "Vesting" shall be construed accordingly.

1.2	The words and expressions defined in the rules of the Plan shall have the same meaning when used in these Performance Conditions except where otherwise defined.

1.3	Words and expressions in italics and the headings do not form part of the Performance Conditions.

2.	THE EPS PERFORMANCE CONDITION

2.1	50% of the Award (the "EPS Part") is subject to the EPS Performance Condition.

2.2	The EPS Performance Condition measures the Company's cumulative EPS over the EPS Performance Period.

2.3	The Board shall determine the extent to which the EPS Part of the Award shall Vest in accordance with the table set out below. The EPS Performance Condition shall be assessed following the end of each of the 2011, 2012 and 2013 Financial Years, in accordance with the table set out below.

Financial Year	Threshold EPS target Cumulative EPS	Threshold Vesting (25% of the EPS Part of the Award)	Maximum EPS target Cumulative EPS	Maximum Vesting (100% of the EPS Part of the Award)
2010	-	-	-	-
2011	$3.83	25% x 33.3%	$4.85	100% x 33.3%
2012	$7.98	25% x 66.66%	$10.66	100% x 66.66%
2013	$12.49	25% x 100%	$17.04	100% x 100%

2.4	The EPS Performance Condition is a cumulative target and shall be calculated on the following basis:

(a)	the EPS targets for the 2011 Financial Year in the table in paragraph 2.3 above relate to EPS for the 2011 Financial Year only;

(b)	the EPS targets for the 2012 Financial Year in the table in paragraph 2.3 above relate to the cumulative EPS for the 2011 and 2012 Financial Years; and

(c)	the EPS targets for the 2013 Financial Year in the table in paragraph 2.3 above relate to the cumulative EPS for the 2011, 2012 and 2013 Financial Years.

2.5	Where the actual EPS of the Company is between the threshold EPS target and the maximum EPS target specified in the table in paragraph 2.3 above for a particular Financial Year, the EPS Part of the Award shall Vest between the Vesting levels specified in the table in paragraph 2.3 above, on a pro-rata basis.

2.6	Examples

These examples are based on theoretical EPS figures and are for illustrative purposes only. They do not form part of the EPS Performance Condition.

The examples assume an Award of 6000 shares. The EPS Part of the Award (i.e. 50%) is 3000 shares.

	Scenario A			Scenario B
	Actual cumulative EPS	Number of shares Vesting in year	Cumulative number of shares Vesting	Actual cumulative EPS	Number of shares Vesting in year	Cumulative number of shares vesting
2011	$2.50	0	0	$4.85	1,000	1,000
2012	$7.00	0	0	$11.00	1,000	2,000
2013	$14.77	750	750	$11.50	0	2,000

3.	THE TSR PERFORMANCE CONDITION

3.1	50% of the Award (the "TSR Part") is subject to the TSR Performance Condition.

3.2	The TSR Performance Condition compares the Company's TSR against that of the Comparator Group over the TSR Performance Period.

3.3	As soon as practicable following the end of the TSR Performance Period, the Board shall:

(a)	rank the Comparator Group in terms of TSR (where the 1st company has the highest TSR and the last company has the lowest TSR);

(b)	calculate the "median position company" and the "upper quartile position company" (for example, in a Comparator Group of 30 companies, the "median position company" means the company in 15.5th position and the "upper quartile position company" means the company in 8th position);

(c)	calculate the Company's notional rank in the Comparator Group by comparing the Company's TSR to the TSR performance of the two Comparator Group companies which are immediately above and below the Company and measuring on a straight-line basis between those two points; and

(d)	having completed such calculations, determine the extent to which (if at all) the TSR Performance Condition has been satisfied by reference to the table in paragraph 3.5 below.

3.4	For these purposes a company with a more negative Total Shareholder Return will have a lower ranking position than a company with a less negative Total Shareholder Return.

3.5	Having completed the calculations in paragraph 3.3 above, the Board shall determine the extent to which the TSR Part of the Award shall Vest in accordance with the table set out below:

The Company's notional rank compared to the ranked TSRs of the Comparator Group over the TSR Performance Period	% of the TSR Part of the Award which Vests
Below median	0%
Median	25%
Upper quartile or more	100%
Between median and upper quartile	Pro-rata between 25% and 100%

3.6	Subject to paragraph 5 (Amending the Performance Conditions) below, if any member of the Comparator Group ceases to exist, its shares cease to be listed on a recognised stock exchange, or otherwise is so changed as to make it, in the opinion of the Board, unsuitable as a member of the Comparator Group, the Board may: (a) exclude that company; (b) in the event of a takeover, replace that company with the acquiring company; (c) include a substitute for that company; (d) track the future performance of that company by reference to an index; or (e) treat the company in any other way it decides is appropriate.

4.	CURTAILMENT OF PERFORMANCE PERIODS

4.1	If an event as described in Rule 9.1 (Good leavers) of the Plan occurs before the end of the EPS Performance Period and/or the TSR Performance Period and in accordance with the Rules the Award vests immediately on the date of cessation of the relevant Participant's office or employment then the EPS Performance Period and/or the TSR Performance Period (as applicable) shall end on the date of such cessation and the Board shall determine the extent to which, in its opinion, the EPS Performance Condition and/or the TSR Performance Condition (as applicable) have been met up to that date on the basis set out in paragraph 4.3 below.

4.2	If an event as described in Rules 10.1 (Change in Control), 10.2 (Liquidation of a company) or 10.3 (Mergers, divestitures and similar events) of the Plan occurs before the end of the EPS Performance Period and/or the TSR Performance Period, and in accordance with the Rules the Award vests at that time the EPS Performance Period and/or the TSR Performance Period (as applicable) shall end on the Early Vesting Date, the Board shall determine the extent to which, in its opinion, the EPS Performance Condition and/or the TSR Performance Condition (as applicable) have been met up to the Early Vesting Date on the basis set out in paragraph 4.3 below.

4.3	Unless the Board, acting fairly and reasonably, decides otherwise, it will determine the extent to which, in its opinion, the EPS Performance Condition and the TSR Performance Condition (as applicable) have been met in the circumstances described in paragraphs 4.1 and 4.2 above on the following basis:-

(a)	in the case of the EPS Performance Condition by taking into account:

(i)	the shortened period over which the EPS Performance Condition is assessed and using such relevant information as is at its disposal (including the latest available management accounts); and/or

(ii)	the extent to which, in the Board's opinion, the EPS Performance Condition would have been met had the EPS Performance Period run its full course;

and

(b)	the TSR Performance Condition shall be measured up to the relevant date determined in accordance with paragraph 4.1 or 4.2 above (as applicable).

4.4	If a new award is granted pursuant to Rule 10.4 (Internal reorganisations) of the Plan in consideration of the release of the Award then the Board shall determine that new performance conditions apply to the new award provided that, in the reasonable opinion of the Board, the new performance conditions are no less challenging than the original Performance Conditions were at the time of release taking account of the relevant circumstances or event.

5.	AMENDING THE PERFORMANCE CONDITIONS

The Board may vary the Performance Conditions in accordance with the terms of Rule 12.3 (Alterations to a performance condition) of the Plan.

6.	GENERAL

6.1	If the Performance Conditions are not satisfied in full at the end of the relevant Performance Period any part of the Award that has not Vested as a consequence of the Performance Conditions not being met in full shall lapse immediately on determination that the Performance Conditions have not been met in full.

6.2	If appropriate, the number of Shares in respect of which the Award Vests shall be rounded down to the nearest whole number.

6.3	The exercise, or omission to exercise, any power or discretion by the Board under these Performance Conditions shall not be open to question by any person and the Board shall be under no liability to any person in relation to the exercise or omission to exercise any such power or discretion.

APPENDIX: THE COMPARATOR GROUP

ACUITY BRANDS	DOVER	KAYDON

AMETEK	EATON	METTLER TOLEDO INTL

BADGER METER	EMCOR GROUP	MOOG 'A'

CLARCOR	ESCO TECHS	NATIONAL INSTS

COMFORT SYS. USA	GARDNER DENVER	PALL

COOPER INDS	HONEYWELL INTL	PENTAIR

CRANE	HUBBELL 'B'	PERKINELMER

DANAHER	IDEX	ROPER INDS. NEW

DIONEX	ITRON	SPX

DONALDSON CO.	JOHN BEAN TECHNOLOGIES	THOMAS & BETTS

Elster Group SE

ELSTER LONG TERM INCENTIVE PLAN

PERFORMANCE CONDITIONS

as approved by written resolution
of the Administrative Board circulated on March 7, 2012

and applying to the 2011 Awards

There are two performance conditions applying to the Award. 50% of the Award is subject to a performance condition based on the compound annual growth in earnings per share (EPS) over the EPS performance period. The other 50% of the Award is subject to a performance condition comparing the Company's total shareholder return (TSR) against that of a select comparator group of companies over the TSR performance period.

1.	DEFINITIONS

1.1	In these Performance Conditions, the following words and expressions shall have the following meanings:

"Comparator Group"	the companies listed in the appendix to this document, unless paragraph 3.6 below applies, and "member of the Comparator Group" is construed accordingly;

"Earnings Per Share" or "EPS"	for a Financial Year means the non-GAAP net income attributable to Elster Group SE per ADS or ordinary share (depending on whether the Award is an ADS-award or a share-award) as reported in the company's fourth quarter earnings release furnished on Form 6-K for that Financial Year, but subject to such adjustments as the Board, in its sole and reasonable discretion, may deem appropriate for purposes of the LTIP, whereas such adjustments for LTIP purposes may in particular include, but shall be not limited to adjustments for non-recurring or exceptional items and items from non-continuing operations;

"EPS Part"	The 50% of the Award which are subject to the EPS Performance Condition;

"EPS Performance Condition"	the performance condition described in paragraph 2 below;

"EPS Performance Period"	subject to paragraph 4 (Curtailment of Performance Periods) below, the period of three Financial Years commencing with the Financial Year in which the Award is granted;

"Financial Year"	a financial year of the Company;

"Net Return Index"	the index that reflects movements in share price over a period plus dividends reinvested on a net basis (without any associated tax credit) in shares on the ex-dividend date;

"Performance Conditions"	the EPS Performance Condition and the TSR Performance Condition;

"Total Shareholder Return" or "TSR"	the change in the Net Return Index for a company (as calculated by an independent financial information provider selected by the Board from time to time) over the TSR Performance Period calculated as follows:

where:

TSR1 is its average Net Return Index over each weekday (excluding Saturdays) during the three month period ending on the day before the start of the TSR Performance Period;

TSR2 is its average Net Return Index over each weekday (excluding Saturdays) during the three month period ending on the last day of the TSR Performance Period;

"TSR Part"	The 50% of the Award which are subject to the TSR Performance Condition.

"TSR Performance Condition"	the performance condition described in paragraph 3 below;

"TSR Performance Period"	subject to paragraph 4 (Curtailment of Performance Periods) below, the period of three years commencing on the Grant Date of the Award;

"Vest"	means the extent to which an Award may vest under the Plan by reference to the extent to which these Performance Conditions have been satisfied and "Vesting" shall be construed accordingly.

1.2	The words and expressions defined in the rules of the Plan shall have the same meaning when used in these Performance Conditions except where otherwise defined.

1.3	Words and expressions in italics and the headings do not form part of the Performance Conditions.

2.	THE EPS PERFORMANCE CONDITION

2.1	The EPS Part is subject to the EPS Performance Condition.

2.2	The EPS Performance Condition measures the compound annual growth in the Company's EPS over the EPS Performance Period.

2.3	The Board shall determine the extent to which the EPS Part of the Award shall Vest in accordance with the table set out below.

Compound annual growth in the Company's EPS over the EPS Performance Period	% of the EPS Part of the Award which Vests
15% per annum or more	100%
Between 6% per annum and 15% per annum	On a straight line basis between 25% and 100%
6% per annum	25%
Less than 6% per annum	0%

2.4	The compound annual growth in the Company's EPS shall be calculated on the following basis:

25% of the EPS Part of the Award will Vest if (E2-E1)/E1 is not less than (1 + 0.06)y-1;

100% of the relevant part of an Award will Vest if (E2-E1)/E1 is not less than (1 + 0.15)y-1; and

where (E2-E1)/E1 is between these two levels the relevant part of an Award shall Vest on a straight line basis between 25% and 100%.

In each case:

E1 is Earnings Per Share for the Financial Year ended 31 December 2011;

E2 is, subject to paragraph 4 below (Curtailment of Performance Periods), Earnings Per Share for the Financial Year ending 31 December 2014; and

y equals three (subject to paragraph 5 below (Curtailment of Performance Periods)).

3.	THE TSR PERFORMANCE CONDITION

3.1	The TSR Part is subject to the TSR Performance Condition.

3.2	The TSR Performance Condition compares the Company's TSR against that of the Comparator Group over the TSR Performance Period.

3.3	As soon as practicable following the end of the TSR Performance Period, the Board shall:

(a)	rank the Comparator Group in terms of TSR (where the 1st company has the highest TSR and the last company has the lowest TSR);

(b)	calculate the "median position company" and the "upper quartile position company" (for example, in a Comparator Group of 30 companies, the "median position company" means the company in 15.5th position and the "upper quartile position company" means the company in 8th position);

(c)	calculate the Company's notional rank in the Comparator Group by comparing the Company's TSR to the TSR performance of the two Comparator Group companies which are immediately above and below the Company and measuring on a straight-line basis between those two points; and

(d)	having completed such calculations, determine the extent to which (if at all) the TSR Performance Condition has been satisfied by reference to the table in paragraph 3.5 below.

3.4	For these purposes a company with a more negative Total Shareholder Return will have a lower ranking position than a company with a less negative Total Shareholder Return.

3.5	Having completed the calculations in paragraph 3.3 above, the Board shall determine the extent to which the TSR Part of the Award shall Vest in accordance with the table set out below:

The Company's notional rank compared to the ranked TSRs of the Comparator Group over the TSR Performance Period	% of the TSR Part of the Award which Vests
Below median	0%
Median	25%
Upper quartile or more	100%
Between median and upper quartile	Pro-rata between 25% and 100%

3.6	Subject to paragraph 5 (Amending the Performance Conditions) below, if any member of the Comparator Group ceases to exist, its shares cease to be listed on a recognised stock exchange, or otherwise is so changed as to make it, in the opinion of the Board, unsuitable as a member of the Comparator Group, the Board may: (a) exclude that company; (b) in the event of a takeover, replace that company with the acquiring company; (c) include a substitute for that company; (d) track the future performance of that company by reference to an index; or (e) treat the company in any other way it decides is appropriate.

4.	CURTAILMENT OF PERFORMANCE PERIODS

4.1	If an event as described in Rule 9.1 (Good leavers) of the Plan occurs before the end of the EPS Performance Period and/or the TSR Performance Period and in accordance with the Rules the Award vests immediately on the date of cessation of the relevant Participant's office or employment then the EPS Performance Period and/or the TSR Performance Period (as applicable) shall end on the date of such cessation and the Board shall determine the extent to which, in its opinion, the EPS Performance Condition and/or the TSR Performance Condition (as applicable) have been met up to that date on the basis set out in paragraph 4.3 below.

4.2	If an event as described in Rules 10.1 (Change in Control), 10.2 (Liquidation of a company) or 10.3 (Mergers, divestitures and similar events) of the Plan occurs before the end of the EPS Performance Period and/or the TSR Performance Period, and in accordance with the Rules the Award vests at that time, the EPS Performance Period and/or the TSR Performance Period (as applicable) shall end on the Early Vesting Date the Board shall determine the extent to which, in its opinion, the EPS Performance Condition and/or the TSR Performance Condition (as applicable) have been met up to the Early Vesting Date on the basis set out in paragraph 4.3 below.

4.3	Unless the Board, acting fairly and reasonably, decides otherwise, it will determine the extent to which, in its opinion, the EPS Performance Condition and the TSR Performance Condition (as applicable) have been met in the circumstances described in paragraphs 4.1 and 4.2 above on the following basis:-

(a)	in the case of the EPS Performance Condition by taking into account:

(i)	the shortened period over which the EPS Performance Condition is assessed and using such relevant information as is at its disposal (including the latest available management accounts); and/or

(ii)	the extent to which, in the Board's opinion, the EPS Performance Condition would have been met had the EPS Performance Period run its full course;

and

(b)	the TSR Performance Condition shall be measured up to the relevant date determined in accordance with paragraph 4.1 or 4.2 above (as applicable).

4.4	If a new award is granted pursuant to Rule 10.4 (Internal reorganisations) of the Plan in consideration of the release of the Award then the Board shall determine that new performance conditions apply to the new award provided that, in the reasonable opinion of the Board, the new performance conditions are no less challenging than the original Performance Conditions were at the time of release taking account of the relevant circumstances or event.

5.	AMENDING THE PERFORMANCE CONDITIONS

The Board may vary the Performance Conditions in accordance with the terms of Rule 12.3 (Alterations to a performance condition) of the Plan.

6.	GENERAL

6.1	If the Performance Conditions are not satisfied in full at the end of the relevant Performance Period any part of the Award that has not Vested as a consequence of the Performance Conditions not being met in full shall lapse immediately on determination that the Performance Conditions have not been met in full.

6.2	If appropriate, the number of Shares in respect of which the Award Vests shall be rounded down to the nearest whole number.

6.3	The exercise, or omission to exercise, any power or discretion by the Board under these Performance Conditions shall not be open to question by any person and the Board shall be under no liability to any person in relation to the exercise or omission to exercise any such power or discretion.

APPENDIX: THE COMPARATOR GROUP

ACUITY BRANDS	DOVER	KAYDON

AMETEK	EATON	METTLER TOLEDO INTL

BADGER METER	EMCOR GROUP	MOOG 'A'

CLARCOR	ESCO TECHS	NATIONAL INSTS

COMFORT SYS. USA	GARDNER DENVER	PALL

COOPER INDS	HONEYWELL INTL	PENTAIR

CRANE	HUBBELL 'B'	PERKINELMER

DANAHER	IDEX	ROPER INDS. NEW

DONALDSON CO.	ITRON	SPX

	JOHN BEAN TECHNOLOGIES	THOMAS & BETTS

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